Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
Vail Banks, Inc.:

        We consent to incorporation by reference in the registration statements (Nos. 333-42636 and 333-54442) on Form S-8 of Vail Banks, Inc. of our report relating to the consolidated balance sheet of Vail Banks, Inc. and subsidiary as of December 31, 2000 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2000, which report appears in the December 31, 2001 annual report on Form 10-K of Vail Banks, Inc.

/s/ KPMG LLP

KPMG LLP
Denver, Colorado

March 28, 2002